Exhibit 10.2

WIPRO LIMITED EMPLOYEE STOCK OPTION, PERFORMANCE STOCK UNIT AND

RESTRICTED STOCK UNIT SCHEME 2024

Wipro Limited	T : +91 (80) 2844 0011
Doddakannelli	F : +91 (80) 2844 0054
Sarjapur Road	E : info@wipro.com
Bengaluru 560 035	W : wipro.com
India	C : L32102KA1945PLC020800

TABLE OF CONTENTS

1.	NAME, OBJECTIVE AND TERM	1
2.	DEFINITIONS AND INTERPRETATION	2
3.	AUTHORITY AND CEILING	6
4.	ADMINISTRATION	8
5.	ELIGIBILITY, APPLICABILITY AND GRANT	10
6.	VESTING SCHEDULE AND CONDITIONS	11
7.	EXERCISE	12
8.	OTHER TERMS AND CONDITIONS	15
9.	TRANSFERABILITY OF EQUITY SHARES	16
10.	LOCK-IN PERIOD	16
11.	TAX LIABILITY	17
12.	TAX DEDUCTION AT SOURCE	17
13.	AUTHORITY TO VARY TERMS	17
14.	MISCELLANEOUS	17
15.	CONFIDENTIALITY	18
16.	METHOD USED FOR VALUATION OF UNITS	19
17.	CONFORMANCE TO THE ACCOUNTING POLICIES	19
18.	DISCLOSURES	19
19.	NO RESTRICTION ON CORPORATE ACTION	19
20.	NO PROHIBITION ON NEW SCHEMES	19
21.	NOTICES	19
22.	SEVERABILITY	19
23.	ARBITRATION	20
24.	GOVERNING LAW	20

Wipro Limited Employee Stock Options, Performance Stock Unit and Restricted

Stock Unit Scheme 2024

1.	Name, Objective and Term

1.1

Wipro Limited Employee Stock Options, Performance Stock Unit and Restricted Stock Unit Scheme 2024 shall be called the “2024 Scheme” under which the Company (as defined hereinafter) is authorized to grant ESOPs, PSUs and RSUs (as defined hereinafter) to the Employees (as defined hereinafter), which expression shall include any alterations, amendments, or modifications hereto from time to time.

1.2

This 2024 Scheme to benefit the employees of the Company, is formulated by the Nomination and Remuneration Committee (“NRC”) of the Board (as defined hereinafter) and approved by it at its meeting held on April 18, 2024, by the Board at its meeting held on April 19, 2024, and by the shareholders of the Company vide a special resolution passed at the Annual General Meeting held on July 18, 2024. For extending the benefits of the 2024 Scheme to the employees of the Company’s Subsidiary Companies (as defined hereinafter), Holding Company (as defined hereinafter), Associate Company (as defined hereinafter) and Group Companies (as defined hereinafter), a separate resolution of the shareholders of the Company was also passed at the said Annual General Meeting held on July 18, 2024.

1.3

The Company aims to provide competitive remuneration opportunities to its employees, including through annual incentive plans and long-term incentive plans. The Company believes that in addition to annual incentive plans, the presence of a long-term incentive plan and the resulting employee ownership can facilitate a performance driven culture and contribute to the success of the Company. The Company views ESOPs, PSUs and RSUs as long-term incentive instruments to enable the employees to share the value they create for the Company in the years to come. Accordingly, the main objectives of the 2024 Scheme are:

(i)	to achieve sustained growth of the Company and create shareholder value by aligning the interests of the employees with the long term interests of the Company;

(ii)	to attract and retain talent and as well as to motivate the employees to contribute to its growth and profitability;

(iii)

to recognize and reward the efforts of employees and their continued association with the Company and its Group Company(ies) including Associate Company(ies) and Subsidiary Company(ies) and Holding Company.

(iv)

to promote the culture of employee ownership (including through ADRs), to enable the employees to have greater involvement in the existing plans of the Company and provide them an opportunity to share in the future growth and profitability of the Company, which should lead to improved employee engagement, motivation, and retention.

1.4

This 2024 Scheme is established with effect from July 18, 2024, this will be the date when the Company adopts the scheme and does the grant and shall continue to be in force until the date on which all of the ESOPs, PSUs and RSUs available for grant under the 2024 Scheme have been granted and Exercised (as defined hereinafter) or have lapsed or have been cancelled by the NRC and the NRC does not intend to re-grant the said lapsed or cancelled ESOPs, PSUs and RSUs.

1.5	The Board may, subject to compliance with Applicable Law (as defined hereinafter), at any time alter, amend, suspend, or terminate the 2024 Scheme.

2.	Definitions and Interpretation

2.1	Definitions.

(i)

“2024 Scheme” means this Wipro Limited Employee Stock Options, Performance Stock Unit and Restricted Stock Unit Scheme 2024 under which the Company is authorized to grant ESOPs/PSUs/RSUs to the Employees, as amended from time to time.

(ii)

“American Depositary Receipts” / “ADRs” means an equity right representing 1 (one) Equity Share of the Company, or such other number of Equity Shares or a fraction thereof as may be specified from time to time, issued pursuant to a deposit agreement entered into by the Company with depository and which is traded on a Recognized Stock Exchange in the United States.

(iii)

“Applicable Law” includes every law, rule, regulation or bye-law relating to employee stock options, including, without limitation, the Companies Act (as defined hereinafter), the SBEB & SE Regulations (as defined hereinafter), the SEBI Listing Regulations (as defined hereinafter), and all the relevant tax, securities, exchange control or corporate laws, rules, regulations or bye-laws of India or any relevant jurisdiction, or of any stock exchange on which the equity shares of the Company are listed or quoted and includes, any amendment, modification, alteration or re-enactment made to such laws, rules, regulations or bye-laws.

(iv)	“Associate Company,” in relation to another company, shall have the meaning ascribed to it under the Companies Act.

(v)	“Board” means the Board of Directors of the Company, which includes any committee authorized by the Board of Directors in this behalf, including the NRC.

(vi)	“Companies Act” means the Companies Act, 2013 and includes any statutory modifications or re-enactments thereof.

(vii)	“Company” means Wipro Limited, having its registered office at Doddakannelli, Sarjapur Road, Bangalore, Karnataka, India, 560035, where the context requires, its Group Companies.

(viii)	“Company Policies/Terms of Employment” mean the Company’s policies for employees and the terms of employment as contained in the ‘employment letter.’

(ix)	“Director” means a member of the Board of the Company.

(x)	“Equity Shares” means equity shares of the Company of face value of Rs.2 and shall include ADRs for non-resident Employees.

(xi)

“Eligibility Criteria” means the criteria as may be determined from time to time by the NRC for granting the ESOPs/PSUs/RSUs to the Employees (including the existing employees or to the new entrants on such basis as the NRC may deem fit, in accordance with the Applicable Law).

(xii)	“Employee” means as follows:

(a)	an employee as designated by the Company, who is exclusively working in India or outside India; or

(b)	a director of the company, whether a whole time director or not, including a non-executive director who is not a promoter or member of the promoter group, but excluding an independent director; or

(c)

an employee as defined in sub-clauses (i) or (ii), of a Group company including Subsidiary Company or its Associate Company, in India or outside India, or of a Holding Company of the Company, but does not include:

(1)	an employee who is a promoter or a person belonging to the promoter group.

(2)	a director who, either himself or through his relative or through anybody corporate, directly, or indirectly, holds more than ten per cent of the outstanding Equity Shares of the company.

(xiii)

“ESOP” means the employee stock option Granted to an Employee, which gives such Employee the right, but not an obligation, to purchase, during the Exercise Period, the Equity Shares underlying the ESOPs at the Exercise Price in accordance with the terms of this 2024 Scheme.

(xiv)

“Exercise” of ESOPs/PSUs/RSUs means making of an application by a Grantee to the Company, as the case may be, for the allotment of Equity Shares underlying the Vested ESOPs/PSUs/RSUs, as the case may be, in pursuance of the 2024 Scheme, in accordance with the procedure laid down by the Company in this regard.

(xv)

“Exercise Application” means the application form, or the letter of Exercise as may be prescribed by the NRC, in which the Grantee has to apply to the Company, along with proof of payment of the ESOP/PSU/RSU Exercise Price (as the case may be) or such other documents as may be prescribed pursuant to the provisions of the 2024 Scheme, for Exercising the Vested ESOPs/PSUs/RSUs (as the case may be). The payment towards ESOP/PSU/RSU Exercise Price and taxation on RSU/PSU may made by way of cheque, demand draft (payable in Bangalore), RTGS or NEFT or such mode of transfer to the account of the Company as may be permitted by the NRC.

(xvi)	“Exercise Period” means such time period after Vesting within which the Grantee should Exercise the Vested ESOPs/PSUs/RSUs in terms of this 2024 Scheme.

(xvii)

“Exercise Price” means the price payable by a Grantee in order to Exercise the (a) Vested PSUs would be such price as determined by the NRC (which shall not be lower than the face value of the Equity Shares); (b) the Vested RSUs would be equivalent to the face value of the Equity Shares; and (c) the Vested ESOPs would be such price as determined by the NRC (which shall not be lower than the Fair Market Value of the Equity Shares).

(xviii)

“Fair Market Value” means the latest available closing price on a Recognized Stock Exchange on which the Equity Shares are listed on the date immediately prior to the Grant Date. Explanation. If the Equity Shares are listed on more than one Recognized Stock Exchange, then the closing price on the Recognized Stock Exchange having higher trading volume shall be considered.

(xix)

“Grant” means issue of ESOPs/PSUs/RSUs, as the case may be, which would upon Exercise would convert into Equity Shares for resident Employees and ADRs for non-resident Employees under this 2024 Scheme.

(xx)	“Grant Date” means the date on which the ESOPs/PSUs/RSUs are Granted to an Employee by the NRC under this 2024 Scheme, in accordance with Applicable Law.

(xxi)	“Grantee” means an Employee who has been granted an ESOP/PSU/RSU in pursuance of the 2024 Scheme.

(xxii)	“Group” shall have the meaning ascribed to it under the SBEB & SE Regulations.

(xxiii)	“Holding Company” means any present or future holding company of the Company, as defined in the Companies Act.

(xxiv)

“Letter of Grant” means the letter issued by the Company, whether in physical or electronic mode, intimating the Employee, inter alia, of the ESOPs/PSUs/RSUs Granted to them for acquiring a specified number of Equity Shares at the Exercise Price, along with details as regards Vesting and Exercise of ESOPs/PSUs/RSUs, as the case may be.

(xxv)

“Nomination and Remuneration Committee” or “NRC” means the committee constituted by the Board of Directors, in accordance with Regulation 19 of the SEBI Listing Regulations and Section 178 of the Companies Act.

(xxvi)

“Performance Parameters” means the performance metrics of the Company as determined, varied, or altered by the Board or the NRC from time to time and communicated to the Employee. The Board or the NRC may at its discretion, lay down certain criteria including, but not limited to, the performance metrics which would include profitability, revenue, ESG metric or any other strategic metrics as may be decided, on the achievement of which the granted ESOPs/PSUs/RSUs would vest, and which may be specified in the respective Letter of Grant or the vesting letters to be issued to the Grantee.

(xxvii)

“Permanent Incapacity” means any incapacity of whatsoever nature, be it physical, mental, or otherwise, which incapacitates or prevents or handicaps an Employee from performing any specific job, work, or task which the said Employee was capable of performing immediately before such disablement, as determined by the NRC.

(xxviii)	“Promoter” shall have the meaning as assigned to the term under the SEBI ICDR Regulations.

(xxix)	“Promoter Group” shall have the meaning as assigned to the term under the SEBI ICDR Regulations.

(xxx)

“PSU(s)” means the unit Granted to an Employee, which gives such Employee the right, but not an obligation, to purchase, during the Exercise Period, the Equity Shares underlying the PSUs at the Exercise Price in accordance with the terms of this 2024 Scheme.

(xxxi)

“Recognized Stock Exchange” means the BSE Limited, the National Stock Exchange of India Limited or any other stock exchange in India or outside India on which the Company’s Equity Shares are listed or are proposed to be listed.

(xxxii)	“Retirement” means retirement of an Employee as per the rules of the Company.

(xxxiii)

“RSU(s)” means the unit Granted to an Employee, which gives such Employee the right, but not an obligation, to purchase, during the Exercise Period, the Equity Shares underlying the RSUs at the Exercise Price in accordance with the terms of this 2024 Scheme.

(xxxiv)	“SBEB & SE Regulations” means the Securities and Exchange Board of India (Share Based Employee Benefits and Sweat Equity) Regulations, 2021.

(xxxv)	“SEBI” means the Securities and Exchange Board of India.

(xxxvi)	“SEBI ICDR Regulations” means the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2018.

(xxxvii)	“SEBI Listing Regulations” means the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015.

(xxxviii)	“Subsidiary Company” means any present or future subsidiary company of the Company, as defined in the Companies Act.

(xxxix)	“Unvested ESOP/PSU/RSU” means an ESOP/PSU/RSU in respect of which the relevant Vesting Conditions have not been satisfied and as such, the Grantee has not become eligible to Exercise the ESOP/PSU/RSU.

(xl)	“Vested ESOP/PSU/RSU” means an ESOP/PSU/RSU in respect of which the relevant Vesting Conditions have been satisfied and the Grantee has become eligible to Exercise the ESOP/PSU/RSU.

(xli)	“Vesting” means the process through which a Grantee becomes entitled to Exercise the ESOPs/PSUs/RSUs Granted to him in pursuance of the 2024 Scheme.

(xlii)	“Vesting Condition” means any condition that may be stipulated by the NRC for Vesting of ESOPs/PSUs/RSUs.

(xliii)	“Vesting Period” means the period during which the Vesting of the ESOPs/PSUs/RSUs, as the case may be, Granted to the Employee takes place, in terms of the 2024 Scheme.

Any term not defined above, but defined in the Companies Act or the SBEB & SE Regulations shall have the meaning assigned to it under the Companies Act or the SBEB & SE Regulations, as the case may be.

2.2	Interpretation

In this 2024 Scheme, unless the contrary intention appears:

(i)	the clause headings and bold typeface are for ease of reference only and shall not be relevant for the purposes of interpretation;

(ii)	a reference to a clause number is a reference also to its sub- clauses;

(iii)	words in singular number include the plural and vice versa;

(iv)	words importing a gender include any other gender;

(v)	a reference to a Schedule includes a reference to any part of that Schedule which is incorporated by reference;

(vi)	the word ‘person’ includes an individual, a firm, a body corporate, or any other authority;

(vii)	references to this 2024 Scheme shall be construed as a reference to this 2024 Scheme;

(viii)

any reference to any legislation, statute, statutory provision shall be construed as a reference to such provisions as from time to time amended, consolidated, modified, extended, reenacted or replaced;

(ix)	any reference to a clause, paragraph or annexure is, unless indicated to the contrary, a reference to a clause, paragraph, or annexure of this 2024 Scheme; and

(x)	the schedules and annexures hereto shall constitute an integral part of this 2024 Scheme.

3.	Authority and Ceiling

3.1

Such number of ESOPs, PSUs and RSUs can be Granted under this 2024 Scheme, exercisable into not more than 20,00,00,000 (Twenty crore) Equity Shares, being 3.8% of the paid-up equity share capital of the Company as on July 18, 2024 (or such other number adjusted in terms of Clause 3.3 herein below or such other number as may be approved by the Board and the shareholders of the Company from time to time), in one or more tranches, whereby each ESOP/PSU/RSU, as the case may be, confers a right upon the Grantee to apply for at least 1 (one) Equity Share, in accordance with the terms and conditions of the 2024 Scheme. However, the aggregate number of ESOPs, PSUs and RSUs that may be granted to a single Employee under this 2024 Scheme shall not exceed 1% of the paid-up equity share capital of the Company at the time of Grant (which shall be adjusted in lieu of adjustments/re-organization of capital structure of the Company from time to time).

3.2

Where Equity Shares are allotted to the Grantee, pursuant to the Exercise of an ESOP/PSU/RSU under this 2024 Scheme, the maximum number of Equity Shares that can be allotted under this 2024 Scheme as referred to in Clause 3.1 above will stand reduced to the extent of such Equity Shares transferred.

3.3	Change in Capital Structure and other Corporate Actions

(i)

In case of corporate actions such as issue of bonus shares, rights issue, stock splits, consolidation, or other re-organization of capital structure of the Company, whilst any ESOP/PSU/RSU remains exercisable (subject to Clause 3.4), the NRC shall consider making corresponding fair and reasonable adjustment in accordance with the Applicable Law, if any, to:

(a)	the number or nominal amount of ESOPs/PSUs/RSUs to which the 2024 Scheme applies (as far as they are unexercised or unvested); and/or

(b)	the Exercise Price of the ESOPs/PSUs/RSUs, as the case may be (which cannot be lower than the face value of the Equity Shares); and/or

(c)	the number of Equity Shares underlying an ESOP/PSU/RSU; and/or

(d)	the method of Exercise of an ESOP/PSU/RSU; and/or the maximum number of Equity Shares referred to in Clause 3.1 above,

Provided that:

(a)

any such adjustment shall give the Grantee the same proportion of the issued share capital of the Company which such Grantee would have been entitled to subscribe or purchase, as applicable, had he exercised all the ESOPs/PSUs/RSUs held by him immediately prior to such adjustment;

(b)

any such adjustment shall be made on the basis that the aggregate Exercise Price for ESOPs/PSUs/RSUs, as the case may be, payable by a Grantee on the full Exercise of the ESOPs/PSUs/RSUs shall remain as nearly as possible the same (but shall not be greater than) as it was before the time when such corporate action takes effect;

(c)	any such adjustment shall be made in accordance with Applicable Law;

(d)	no such adjustment shall be made, the effect of which would be to enable Equity Shares to be issued/ transferred at less than their face value; and

(e)	the issue or transfer of shares or other securities of the Company as consideration in a transaction shall not be regarded as a circumstance requiring any such adjustment.

(ii)

In the event of any corporate action as contemplated under Applicable Law, including (without limitation) rights on a general offer, rights on compromise, arrangement, reconstruction or amalgamation, rights where a person becomes bound or entitled to acquire Equity Shares and rights where there is a change in control of the Company, which is not contemplated by Sub-Clause 3.3(i) above, the NRC may, subject to the provisions of the 2024 Scheme and Applicable Law, adjust the number of ESOPs/PSUs/RSUs (Vested as well as Unvested) or the Exercise Price for ESOPs/PSUs/RSUs, as the case may be, or the Vesting Period or the Exercise Period or take one or more of the foregoing actions and/or other actions, as it deems appropriate in accordance with Applicable Law while ensuring that the interests of the Grantees are protected.

3.4

ESOPs/PSUs/RSUs not Vested due to non-fulfillment of the Vesting Conditions, Vested ESOPs/PSUs/RSUs which the Grantees have expressly refused to Exercise, Vested ESOPs/PSUs/RSUs and Unvested ESOPs/PSUs/RSUs which have been surrendered and any ESOPs/PSUs/RSUs Granted but not Vested or Exercised within the stipulated time due to any reasons, shall lapse and these ESOPs/PSUs/RSUs or the underlying Equity Shares will be available for Grant by the NRC to any Employee(s) as it may deem fit in its absolute discretion, whether under this 2024 Scheme or any amendment thereto or under a new scheme, as a fresh grant, subject to compliance with the provisions of the Applicable Law.

3.5

The Company may re-price the following ESOPs/PSUs/RSUs (in whole or in tranches), as the case may be, in accordance with Applicable Law and by obtaining shareholders’ approval (if required), in the event they are rendered unattractive due to the fall in the price of the Equity Shares on the Recognized Stock Exchanges:

(i)	Unvested ESOPs/PSUs/RSUs; and

(ii)	Vested ESOPs/PSUs/RSUs which are yet to be exercised.

4.	Administration

4.1

This 2024 Scheme shall be operated and administered by the NRC. All questions of interpretation, dispute, discrepancy or disagreement which shall arise under, or as a result of, or pursuant to, or in connection with this 2024 Scheme or any ESOPs/PSUs/RSUs shall be referred to the NRC and shall be determined by the NRC and such determination or interpretation shall be final and binding upon all persons (including, but not limited to, Employees and their nominee(s) or legal heir(s)) having an interest in or affected by this 2024 Scheme or such ESOPs/PSUs/RSUs.

4.2	The NRC shall, inter alia, formulate the detailed terms and conditions for due implementation of this 2024 Scheme, including but not limited to:

(i)	the quantum of ESOPs/PSUs/RSUs to be Granted to each Employee and in aggregate under the 2024 Scheme, subject to the ceiling as specified in Clause 3.1;

(ii)	the conditions under which the ESOPs/PSUs/RSUs may Vest in Employees and may lapse including, in case of termination of employment misconduct;

(iii)	the Exercise Period within which the Employee should Exercise the ESOPs/PSUs/RSUs and that the ESOPs/PSUs/RSUs would lapse on failure to Exercise within the relevant Exercise Period;

(iv)	the specified time period within which the Employee shall Exercise the Vested ESOPs/PSUs/RSUs in the event of termination or resignation of an Employee;

(v)	the right of an Employee to Exercise all the Vested ESOPs/PSUs/RSUs at one time or at various points of time within the Exercise Period;

(vi)

the procedure for making a fair and reasonable adjustment to the entitlement including adjustment to the number of ESOPs/PSUs/RSUs and to the Exercise Price in case of corporate actions such as stock split, rights issues, bonus issues, scheme of arrangement and others. In this regard, the following shall, inter alia, be taken into consideration by the NRC:

(a)	the number and price of ESOPs/PSUs/RSUs shall be adjusted in a manner such that total value to the Employee of the ESOPs/PSUs/RSUs remains the same after the corporate action;

(b)	the Vesting Period and the life of the ESOPs/PSUs/RSUs shall be left unaltered as far as possible to protect the rights of the Employee(s) who is granted such ESOPs/PSUs/RSUs.

(vii)	the Grant, Vesting and Exercise of ESOPs/PSUs/RSUs in the case of Employees who are on long leave;

(viii)	the procedure for funding the Exercise of ESOPs/PSUs/RSUs; and

(ix)

finalize, approve, and authorize executives of the Company to execute various agreements, deeds, writings, confirmations, undertakings, indemnities, or other documents, as may be necessary, with any party including legal advisors, accountants, share transfer agents, depositaries, custodians, bankers and/or others for the purposes of the 2024 Scheme and accept modifications, changes, and amendments to any such documents/ agreements.

(x)	Subject to Applicable Laws, prescribe, amend, and rescind rules and regulations relating to the 2024 Scheme.

4.3

The NRC shall frame suitable policies and put in place systems to ensure that there is no violation of Applicable Law (if the Company does not have such policies already in operation), including the Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015, the SBEB & SE Regulations, and the Securities and Exchange Board of India (Prohibition of Fraudulent and Unfair Trade Practices relating to Securities Market) Regulations, 2003 and such other applicable regulation (s) as may be introduced from time to time.

4.4	No member of the NRC shall be personally liable for any decision or action taken in good faith with respect to the 2024 Scheme.

4.5

The NRC may formulate various sets of special terms and conditions under the 2024 Scheme to apply to an Employee (or his nominee/legal heir, as the case may be). Each of such sets of special terms and conditions under the 2024 Scheme shall be restricted in their application to such Employee (or his respective nominees/ legal heirs). The NRC may also formulate separate sets of special terms and conditions to apply to each class or category of Employees (or their respective nominees/legal heirs) and each of such sets of special terms and conditions shall be restricted in its application to such class or category of Employees (or their respective nominees/legal heirs).

4.6	The NRC may appoint a third party/agency to administer this 2024 Scheme and support employee communication, on its behalf.

4.7

It is clarified that in terms of this 2024 Scheme, upon Exercise of the ESOPs/PSUs/RSUs, the Grantees will purchase the Equity Shares of the Company upon payment of the Exercise Price of the ESOPs/PSUs/RSUs, as the case may be.

4.8

The Company can fund or permit the empaneled stockbrokers to make suitable arrangements to fund the Grantee for payment of Exercise Price, the amount necessary to meet their tax obligations and other related expenses pursuant to Exercise of ESOPs/PSUs/RSUs Granted under this 2024 Scheme.

5.	Eligibility, Applicability and Grant

5.1

Only Employees are eligible for being Granted ESOPs/PSUs/RSUs under this 2024 Scheme. The specific Employees to whom the ESOPs/PSUs/RSUs would be Granted and the Eligibility Criteria (including but not limited to performance, merit, grade, conduct and length of service of the Employee) would be determined by the NRC, in its absolute discretion, subject to Applicable Law. To clarify (i) an independent director; (ii) a director/ employee who is a promoter or member of the promoter group; and (iii) a director who, either himself or through his relative or through anybody corporate, directly, or indirectly, holds more than ten per cent of the outstanding Equity Shares of the Company will not be eligible for being Granted ESOPs/PSUs/RSUs under this 2024 Scheme.

5.2

This 2024 Scheme shall be applicable to the Company and its Group including Subsidiary Companies or Associate Company in India and abroad, its Holding Company, and any successor company thereof and ESOPs/PSUs/RSUs may be Granted to the Employees, as determined by the NRC at its sole discretion.

5.3

The NRC may, on such dates as it shall determine, Grant to such Employees as it may in its absolute discretion select, ESOPs/PSUs/RSUs on the terms and conditions and for the consideration as it may decide, subject to compliance with Applicable Law. The Employee identified for Grant of ESOPs/PSUs/RSUs shall be furnished with: (i) the Letter of Grant; (ii) the disclosures prescribed under Applicable Law including the salient features of this 2024 Scheme; (iii) nomination form (for appointment of a nominee) and such other documents as may be prescribed by the NRC and Applicable Law.

The acceptance of Grant shall be in written form as intimated by the Company.

5.4

The appraisal process for determining the Eligibility Criteria of the Employees will be specified by the NRC and will be based on criteria such as role/level of the Employee, past performance record, future potential of the Employee, balance number of years of service until normal Retirement age and/or such other criteria that may be determined by the NRC at its sole discretion.

5.5	The NRC may, at its discretion, extend the benefits under this 2024 Scheme to the employees of the companies forming part of the Group, in accordance with the provisions of Applicable Law.

6.	Vesting Schedule and Conditions

6.1

The ESOPs/PSUs/RSUs Granted would Vest not earlier than 1 (one) year from the Grant Date in accordance with Applicable Law, unless otherwise specified therein and not later than such Vesting Period as set forth in Clause 6.2 below or such other period or manner as may be determined by the NRC from time to time.

Provided that in case where ESOPs/PSUs/RSUs are granted by the Company under this 2024 Scheme in lieu of options held by a person under an employee stock option scheme in another company which has merged or amalgamated with the Company, the period during which the options granted by the transferor company were held by the person shall be adjusted against the minimum Vesting Period set out above.

Notwithstanding anything contained hereinabove, Vesting of ESOPs/PSUs/RSUs shall be subject to, amongst other things, the conditions that:

(i)

a minimum of 1 (one) year has completed from Grant Date except in case of death or permanent incapacity of the Grantee, in which case the ESOPs/PSUs/RSUs, as the case may be, shall vest immediately, and

(ii)

the Grantee is in continuous employment with the Company (or its Group Company including Subsidiary company(ies) or Associate company(ies) or Holding Company) on the date of such Vesting (except in the case of (a) death (see Clause 7.6); (b) Permanent Incapacity suffered by the Grantee (see Clause 7.7); (c) Retirement (see Clause 7.8); or (d) in case of transfer or deputation to a Group company, including an Associate Company (see Clause 7.12)); and (iii) is not subject to any pending disciplinary proceeding.

In addition to this, the NRC may also specify certain Performance Parameters subject to which the ESOPs/PSUs/RSUs would Vest. The specific Vesting schedule and conditions, if any, subject to which Vesting would take place would be outlined in the Letter of Grant given to the Grantee at the time of the Grant of ESOPs/PSUs/RSUs.

6.2	Vesting Period:

(i)

Vesting Period for ESOPs: The ESOPs Granted shall Vest not earlier than 1 (one) year in one or more tranche and not later than 7 (seven) years from the date of Grant or such other period as may be determined the NRC, subject to compliance with the minimum Vesting Period of 1 (one) year from the Grant Date, in the manner set out in the Letter of Grant to be issued by the Company to the Grantees. Notwithstanding anything contained hereinabove, in case of death or Permanent Incapacity of a Grantee, the minimum Vesting Period of 1 (one) year shall not apply.

(ii)

Vesting Period for RSUs: The RSUs Granted shall Vest not earlier than 1 (one) year in one or more tranche and not later than 7 (seven) years from the date of Grant or such other period as may be determined the NRC, subject to compliance with the minimum Vesting Period of 1 (one) year from the Grant Date, in the manner set out in the Letter of Grant to be issued by the Company to the Grantees. Notwithstanding anything contained hereinabove, in case of death or Permanent Incapacity of a Grantee, the minimum Vesting Period of 1 (one) year shall not apply.

(iii)

Vesting Period for PSUs: The PSUs Granted shall Vest not earlier than 1 (one) year and not later than 7 (seven) years from the date of Grant or such other period as may be determined the NRC, subject to compliance with the minimum Vesting Period of 1 (one) year from the Grant Date, in the manner set out in the Letter of Grant, to be issued by the Company to the Grantees. Notwithstanding anything contained hereinabove, in case of death or Permanent Incapacity of a Grantee, the minimum Vesting Period of 1 (one) year shall not apply.

6.3

Notwithstanding anything contained herein, the NRC may, subject to Applicable Law, (i) subject to compliance with the minimum Vesting Period of 1 (one) year, accelerate the Vesting of the ESOPs/PSUs/RSUs granted, as applicable, in case of exceptional performance of an Employee or class of Employees or such other exceptional circumstances as may be decided by the NRC; or (ii) (1) not Vest any of the ESOPs/PSUs/RSUs already Granted, or (ii) (2) Vest such lesser number of ESOPs/PSUs/RSUs than as already Granted; as applicable, in the event it is found that (a) the Grantee has not satisfied any Vesting Condition; or (b) the Grantee has not met the Performance Parameters; or (c) has not performed up to the expectations; or (d) has not been regularly attending the office for a substantial period of time without any valid reason or authority; or€) has been put on a modified employment arrangement such as part-time working, reassignment to lower accountability, sabbatical, leave without pay; or (f) is found to be guilty of fraud or misconduct; or (g) has violated the Company Policies/Terms of Employment; or (h) on account of such other circumstances as the NRC may in its absolute discretion decide, subject to Applicable Law.

7.	Exercise

7.1	Exercise Price:

(i)

The Exercise Price for the ESOPs shall be determined by the NRC, provided that the Exercise Price per ESOP shall not be less than the Fair Market Value of the Equity Shares as on the date of Grant of the ESOPs.

(ii)	The Exercise Price for the PSUs shall be determined by the NRC, provided that the Exercise Price per PSU shall not be less than the face value of the Equity Shares as on the date of Grant of the PSUs.

(iii)	The Exercise Price for the RSUs shall be the face value of the Equity Shares as on the date of Grant of RSU.

The Exercise Price, as determined by the NRC will be appropriately specified in the relevant Letter of Grant given to the Grantee at the time of the Grant of ESOP/PSU/RSU. Provided that the Exercise Price shall be in compliance with the accounting standards specified under the SBEB & SE Regulations, including any ‘Guidance Note on Accounting for employee share-based Payments’ issued in that regard from time to time.

7.2	Exercise Period: The ESOP/PSU/RSU Granted to a Grantee shall be capable of being Exercised within two years from the date of last vesting subject to Applicable Laws.

During the Exercise Period relating to each Vesting, the Vested ESOPs/PSUs/RSUs can be Exercised in one or more tranches as determined by the NRC.

Where the employee is rendering / rendered service in a country other than India during the relevant financial year of the vesting of ESOP/PSU/RSU, the Exercise Period shall terminate at the end of two months and 15 days from the end of the financial year in which such ESOP/PSU/RSU vested or such other period as the local laws mandate.

7.3

Exercise Application: The Grantee may, at any time during the Exercise Period, and subject to fulfillment of conditions of the Grant and Vesting, as applicable, Exercise the ESOP/PSU/RSU (as the case may be) by submitting the Exercise Application to the Company, for subscription of Equity Shares pursuant to the Vested ESOP/PSU/RSU, accompanied with the:

(i)	payment of an amount equivalent to the Exercise Price, as the case may be, in respect of such Equity Shares; and

(ii)	such other documentation as the NRC may specify to confirm extinguishment of the rights comprising in the ESOP/PSU/RSU then Exercised, subject to Applicable Law.

The Exercise Application shall be in such form as may be prescribed in this regard by the NRC and the NRC may determine the procedure for such Exercise from time to time.

7.4

The Board or, as and when delegated, the NRC shall, subject to Applicable Laws, endeavor to ensure that the process of allotment of the Equity Shares to the Grantee who has validly Exercised their ESOP/PSU/RSU is completed within 60 (sixty) days of receipt of the Exercise Application along with the requisite payments towards the Exercise of the ESOPs/PSUs/RSUs.

7.5

Each ESOP/PSU/RSU would entitle the Grantee, on Exercise, to acquire 1 (one) Equity Share (or such other number as adjusted for any change in capital structure of the Company and other corporate action, as the case may be, in terms of Clause 3.3 of this 2024 Scheme or otherwise as adjusted from time to time, as may be determined by the NRC pursuant to the provisions of this 2024 Scheme). Provided that, in the event of Exercise of ESOP/PSU/RSU resulting in fractional Equity Shares, the NRC shall be entitled to round off the number of Equity Shares to be transferred to the Grantee to the nearest whole number, and the Exercise Price shall be accordingly adjusted. All Equity Shares allotted to the Grantee consequent to Exercise of ESOP/PSU/RSU shall rank pari passu with the then existing Equity Shares.

7.6

In case of death: In the event of the death of a Grantee while in employment with the Company, all the Unvested ESOP/PSU/RSU Granted to them shall Vest in their nominee(s)/legal heir(s)/successor(s) immediately on the date of death of the Grantee. All the ESOPs/PSUs/RSUs (including those which Vest upon the death of the Grantee) shall be Exercised by the nominee(s)/legal heir(s)/successor(s) of the Grantee within 6 (six) months from the date of the Grantee’s death, failing which, they shall lapse. The mode of nominating any person as a nominee would be prescribed by the NRC. In case of the death of any Grantee who has not nominated any person(s), the ESOPs/PSUs/RSUs Granted shall be Exercisable by the legal heir(s) / successor(s) of such Grantee, provided however that the legal heir(s) / successor(s) shall be required to produce/furnish to the Company all such documents / indemnities as may be required by the Company to prove the succession to the assets of the deceased Grantee. In case the proof of succession is not produced to the Company within 6 (six) months from the date of death of the Grantee or such further time as the NRC may permit in its absolute discretion, the ESOPs/PSUs/RSUs shall lapse and shall be available for Grant by the NRC to any other Employee(s) as it may deem fit in its absolute discretion. Further, the Company shall formulate appropriate policy in accordance with Applicable Laws, as regards the ESOPs/PSUs/RSUs Granted, in case of death of the Grantee.

7.7

In case of Permanent Incapacity: In the event of separation of a Grantee due to reasons of Permanent Incapacity while in employment, all the Unvested ESOPs/PSUs/RSUs Granted to them shall Vest in them immediately on the date of such Permanent Incapacity. All the ESOPs/PSUs/RSUs (including those which Vest upon the Permanent Incapacity of the Grantee) shall be Exercised by the Grantee (or by the nominee(s)/ legal heir(s)/ successor(s) of the Grantee as the case may be, upon the death of the Grantee) within 6 (six) months from the date of separation on account of such Permanent Incapacity, failing which these shall lapse.

7.8

In case of Retirement or Superannuation: Subject to Clause 6.2 above and Applicable Law, in the event of separation from employment for reasons of normal Retirement or a Retirement or Superannuation specifically approved by the Company, the Unvested ESOPs/PSUs/RSUs will accelerate and vest and the Grantee (or by the nominee(s)/ legal heir(s)/ successor(s) of the Grantee as the case may be, upon the death of the Grantee) would be entitled to Exercise their ESOPs/PSUs/RSUs within 6 (six) months from the date of Retirement or Superannuation.

7.9

In case of resignation or termination by the Company for convenience: In the event of resignation by the Grantee or termination of employment by the Company for convenience the Grantee would be entitled to all the Vested ESOPs/PSUs/RSUs as on the last working date, which shall be exercisable within the period specified in the relevant Letter of Grant. All the Unvested ESOPs/PSUs/RSUs held by the Grantee shall lapse with immediate effect on Vested on the last working day.

7.10

In case of breach of Company Policies or Terms of Employment and other matters: In the event of termination of the employment of a Grantee due to breach of Company Policies/Terms of Employment, all ESOPs/PSUs/RSUs Granted to such Grantee, including the Vested ESOPs/PSUs/RSUs which were not Exercised prior to such breach, shall stand terminated with immediate effect. The date of such breach shall be determined by the NRC, and its decision on this issue shall be final and binding on all concerned. Further, the ESOPs/PSUs/RSUs Granted but not Vested and the Vested ESOPs/PSUs/RSUs which are not Exercised in case of a Grantee who has been suspended from the services of the Company or to whom a show cause notice has been issued or against whom an enquiry is being or has been initiated for any reason whatsoever including but not limited to fraud, misconduct, violation of the Company Policies/Terms of Employment or codes of the Company or for having committed or abetted any illegal or unlawful activity may, on the recommendation of the management, be suspended or kept in abeyance or cancelled at the sole discretion of the NRC. In the case of ESOPs/PSUs/RSUs that have been suspended or kept in abeyance, the same may be permitted to Vest in the concerned Grantee on such additional terms and conditions, as may be imposed by the NRC in its absolute discretion. Cancelled ESOPs/PSUs/RSUs, if any shall be available for Grant, as provided under Clause 3.4.

7.11

In case of cessation of employment for other reasons: In the event of cessation of employment, including on account of resignation by the Grantee, that is not covered within the scope of Clauses, 7.6, 7.7, 7.8, and all Unvested ESOPs/PSUs/RSUs (including the ones in respect of which the minimum Vesting Period has not been met), shall expire and stand cancelled with effect from the last working date with the Company. However, all Vested ESOPs/PSUs/RSUs as on such date shall, at the discretion of the NRC, be exercisable by the Grantee within 30 (thirty) days from the date of cessation of employment.

7.12

In the event a Grantee is transferred or deputed by the Company to a Group company, including an Associate Company, the ESOPs/PSUs/RSUs granted to such Grantee shall Vest or be Exercised as per the terms of Grant under this 2024 Scheme and as specified in the Letter of Grant, even after such transfer or deputation.

8.	Other Terms and Conditions

8.1

Nothing herein is intended to or shall give the Grantee any right or status of any kind as a shareholder of the Company (for example, bonus shares, rights shares, dividend, voting, etc.) in respect of any Equity Shares covered by the Grant unless the Grantee Exercises the ESOPs/PSUs/RSUs (as the case may be) and becomes a registered holder of the Equity Shares.

8.2

The ESOPs/PSUs/RSUs shall not be transferred, pledged, hypothecated, mortgaged, or otherwise alienated or encumbered in any manner whatsoever. The Company shall not recognize any transfer, pledge, hypothecation, mortgage or other alienation or encumbrance undertaken in violation of this condition.

8.3

If the Company issues bonus or rights shares or any other securities to the then existing shareholders of the Company, the Grantee will not be eligible for the same in the capacity of a Grantee. However, an adjustment to the number of ESOPs/PSUs/RSUs or the relevant Exercise Price or both would be made in accordance with Clause 3.3 of the 2024 Scheme and Applicable Law.

8.4

In the event of any change in the constitution of the Company namely change of control of the Company, re-structuring of the Company, including but not limited to, merger, de-merger, spinoff, reverse merger, subsidiarization etc. or amalgamation of any other entity with the Company, outside the Group, the NRC would have the authority to alter all or any of the terms relating to the Grant or this 2024 Scheme in general and would also have the authority to do all such acts, deeds, matters and things as it may deem fit in its absolute discretion in the best interests of the Employees and as permitted under Applicable Law, so as to ensure that “fair” and equitable benefits under the Grant are passed on to the Grantees. The NRC shall take appropriate actions, in accordance with Applicable Law, to endeavor that the total value of the ESOPs/PSUs/RSUs remains the same after the aforesaid corporate actions and in this regard shall, if necessary, arrange issuance of fresh ESOPs/PSUs/RSUs / shares of the Subsidiary Companies of the Company and/or resultant entities emerging due to such corporate actions.

8.5	ESOPs/PSUs/RSUs shall not be transferable or assignable to any person except in the event of death of the Grantee.

8.6

No person other than the Grantee to whom the ESOPs/PSUs/RSUs are granted shall be entitled to Exercise the ESOPs/PSUs/RSUs (as the case may be) except in the event of the death or Permanent Incapacity of the Grantee.

8.7

Notwithstanding anything contained elsewhere in this 2024 Scheme, the Company or the Board or the NRC will not be obliged to allot any Equity Shares upon Exercise of the ESOPs/PSUs/RSUs or otherwise unless the transfer and delivery of such Equity Shares complies, in the judgment of the Company, with all the relevant provisions of Applicable Law including but not limited to, any applicable securities laws and the requirements of any Recognized Stock Exchange(s). In such event, the Company shall not be liable to pay any compensation or similar payment to any Employee for any loss suffered due to such refusal/ deferral to permit Exercise.

8.8

An Employee may surrender their ESOPs/PSUs/RSUs (Vested and un-Exercised and Unvested) at any time during his employment with the Company till this 2024 Scheme remains in effect. Any Employee willing to surrender their ESOPs/PSUs/RSUs shall communicate the same, in writing, to the NRC. Thereafter the surrendered ESOPs/PSUs/RSUs shall lapse or expire with effect from the date of surrender and the underlying Equity Shares shall become available for future Grant in the form of ESOPs/PSUs/RSUs as provided under Clause 3.4.

8.9

The ADRs shall be issued only to non-resident Employees and will be subject to compliances with Applicable Law, including the Foreign Exchange Management Act, 1999, Foreign Exchange Management (Non-debt Instruments) Rules, 2019, Companies (Issue of Global Depository Receipts) Rules, 2014, and rules and regulations issued by the (US) Securities and Exchange Commission.

9.	Transferability of ESOPs/PSUs/RSUs

ESOPs/PSUs/RSUs Granted under this 2024 Scheme to an Employee shall not be transferable to any person. However, Employees are required to always adhere to Applicable Law, Company Policies/Term of Employment while dealing in the Equity Shares or exercising any rights there under. In particular, each Employee shall ensure that there is no violation of the provisions of (a) Securities and Exchange Board of India (Prohibition of Insider Trading) Regulations, 2015, (b) the Company’s share dealing policies and codes or (c) other applicable restrictions for prevention of fraudulent and/or unfair trade practices relating to the securities market.

10.	Lock-in Period

There will be no lock-in in respect of the Equity Shares, which may be issued upon Exercise of the ESOPs/PSUs/RSUs Granted pursuant to this 2024 Scheme.

11.	Tax Liability

The liability of paying tax, if any, on the ESOPs/PSUs/RSUs granted and exercised pursuant to this 2024 Scheme and the Equity Shares transferred to the Grantee pursuant to Exercise of ESOPs/PSUs/RSUs shall be entirely on the Grantee (his nominee(s)/ legal heir(s)/ successor(s) as the case may be) and shall be in accordance with the provisions of Income Tax Act, 1961 (or any re-enactment thereof) and/or the rules framed there under and if such Grantee (his nominee(s)/ legal heir(s)/ successor(s) as the case may be) is resident in a territory outside India, it shall also be in accordance with tax laws applicable to such territory. In the event of any amendments or modifications to the provisions of the Income Tax Act, 1961 (or any re-enactment thereof) and/or the rules framed there under, as existing on the date of this 2024 Scheme, the NRC, subject to Applicable Laws, shall have the power to amend or modify this 2024 Scheme, as the case may be, in order to ensure that the Company is in the same position as it would have been had the amendments or modifications in the Income Tax Act, 1961 (or any re-enactment thereof) and/or the rules framed there under not been made.

12.	Tax Deduction at Source

The Company shall have the right to deduct from the salary of the Grantee or receive from the Grantee (their nominee(s)/ legal heir(s)/ successor(s) as the case may be) any of the tax obligations, as stated in Clause 11 above, arising in connection with the ESOPs/PSUs/RSUs or the Equity Shares acquired upon the Exercise thereof. The Company shall have no obligation to deliver the Equity Shares upon Exercise of the ESOPs/PSUs/RSUs, as the case may be, until the Company’s tax deduction obligations, if any, have been satisfied by the Grantee.

13.	Authority to vary terms

13.1

Subject to Applicable Law, the NRC will at its absolute discretion have the right to modify/amend this 2024 Scheme in such manner and at such time or times as it may deem fit (including re-pricing the ESOPs/PSUs/RSUs which are rendered unattractive due to fall in the share price of the Company), subject however that any such modification/amendment shall not be detrimental to the interest of the Grantees and approval wherever required for any modification/amendment is obtained from the shareholders of the Company in terms of Applicable Law.

13.2	The NRC may revise any of the terms of this 2024 Scheme to meet any regulatory requirement without seeking shareholders’ approval.

14.	Miscellaneous

14.1	Regulations

This 2024 Scheme shall be subject to Applicable Law and any approvals from the governmental authorities, as applicable.

14.2	Inability to obtain approval

The inability of the Company to obtain approval from any regulatory body having jurisdiction over the Company, or under Applicable Law, for the lawful allotment (to the extent permitted by law) of any Equity Shares hereunder shall relieve and wholly discharge the Company of any and all liability in respect of the failure to allot (to the extent permitted by law) such Equity Shares.

14.3

The Grant of a ESOPs/PSUs/RSUs does not form part of the Grantee’s entitlement to compensation or benefits pursuant to their contract of employment nor does the existence of a contract of employment between any person and the Company give such person any right or entitlement to have an ESOP/PSU/RSU Granted to them in respect of any number of Equity Shares or any expectation that a ESOPs/PSUs/RSUs might be Granted to them whether subject to any condition or at all.

14.4

Neither the existence of this 2024 Scheme nor the fact that an individual has on any occasion been Granted an ESOP/PSU/RSU shall give such individual any right, entitlement, or expectation that he has or will in future have any such right, entitlement or expectation to participate in this 2024 Scheme by being Granted an ESOP/PSU/RSU on any other occasion.

14.5

The rights granted to a Grantee upon the Grant of an ESOP/PSU/RSU shall not afford the Grantee any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with the Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

14.6	The Grantee shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to Exercise an ESOP/PSU/RSU in whole or in part.

14.7	Nothing contained in this 2024 Scheme or in any Grant made hereunder shall:

(i)	confer upon any Employee any right with respect to continuation of employment or engagement with the Company; or

(ii)	interfere in any way with the right of the Company to terminate employment or services of any Employee at any time.

14.8

Neither the adoption of this 2024 Scheme nor any action of the NRC shall be deemed to give an Employee any right to be Granted any ESOPs/PSUs/RSUs to acquire Equity Shares or to any other rights except as may be evidenced by a Letter of Grant.

14.9

Participation in this 2024 Scheme shall not be construed as any guarantee of return on any investment. Any loss due to fluctuations in the price of the Equity Shares and the risks associated with the investments is that of the Employee alone. The Company shall not in any way be responsible for the loss, if any, that may arise as a result of any fluctuation in the price of the Equity Shares.

15.	Confidentiality

Employees shall keep the details of the ESOPs/PSUs/RSUs Granted to them strictly confidential and shall not share with, or disclose the said details to, any other person. In case of non-adherence of the provisions of this Clause, the NRC will have the authority to deal with such cases as it may deem fit in its absolute discretion. Any decision as may be taken by the NRC in this regard will be final and binding on all concerned.

16.	Method used for Valuation of ESOPs/PSUs/RSUs

The Company shall value the ESOPs/PSUs/RSUs as per Applicable Law and will make the necessary disclosures as may be required in this regard under Applicable Law.

17.	Conformance to the Accounting Policies

The Company shall conform to the accounting policies prescribed under the SBEB & SE Regulations and as required under Applicable Law from time to time.

18.	Disclosures

The Company shall make the requisite disclosures as required under Applicable Law, including the Companies Act, SBEB & SE Regulations and SEBI Listing Regulations.

19.	No Restriction on Corporate Action

The existence of this 2024 Scheme and any Grant made hereunder shall not in any way affect the right or the power of the Board or the shareholders of the Company to make or authorize any change in capital structure, including any issue of shares, debt or other securities having any priority or preference with respect to the shares of the Company or the rights thereof or from making any corporate action which is deemed to be appropriate or in its best interest, whether or not such action would have an adverse effect on this 2024 Scheme or any Grant made under this 2024 Scheme. No Employee or other person shall have any claim against the Company as a result of such action.

20.	No Prohibition on New Schemes

Nothing contained in this 2024 Scheme shall be construed to prevent the Company from implementing any other new scheme, in accordance with Applicable Laws, for granting stock options (by way of ESOPs/PSUs/RSUs) and/or share purchase rights, which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have any adverse impact on this 2024 Scheme, or any Grant made under the 2024 Scheme. No Employee or other person shall have any claim against the Company as a result of such action.

21.	Notices

All notices or communication required to be given by the Company to a Grantee by virtue of this 2024 Scheme shall be in writing and shall be sent to the address of the Grantee available in the records of the Company and any communication to be given by a Grantee to the Company in respect of this 2024 Scheme shall be sent, in writing, at the address mentioned below:

Company Secretary

Wipro Limited

Sarjapur Road, Bengaluru – 560035

22.	Severability

In the event that any term, condition, or provision of this 2024 Scheme is held to be a violation of or contrary to Applicable Law, the same shall be severable from the rest of this 2024 Scheme and shall have no force and effect and this 2024 Scheme shall remain in full force and effect as if such term, condition, or provision had not originally been contained in this 2024 Scheme. In the event of any inconsistency between any of the provisions of this 2024 Scheme and the Applicable Law, the provisions as under the Applicable Law shall prevail.

23.	Arbitration

All disputes arising out of or in connection with this 2024 Scheme or the Grant, Vesting or Exercise shall be referred for arbitration to a sole arbitrator (not being an employee) to be appointed by the NRC with the consent of the Grantee. The arbitration proceedings shall be in accordance with the provisions of the Arbitration and Conciliation Act, 1996. The place of Arbitration shall be Bangalore, India and the proceedings shall be conducted in English.

24.	Governing Law

The terms and conditions of this 2024 Scheme shall be governed by and construed in accordance with the laws of India. Subject to Clause 23, the Courts in Bangalore shall have the exclusive jurisdiction to settle any dispute.